Exhibit 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN STREET CHICAGO, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX AMERICA • ASIA PACIFIC • EUROPE

January 18, 2019

RTI Surgical, Inc.

11621 Research Circle

Alachua, Florida 32615

Ladies and Gentlemen:

We have acted as counsel for RTI Surgical, Inc., a Delaware corporation (the “Company”), in connection with (i) the planned transaction (the “Transaction”) pursuant to the Master Transaction Agreement, dated as of November 1, 2018 (as may be amended from time to time, the “Master Transaction Agreement”), by and among the Company, PS Spine Holdco, LLC, a Delaware limited liability company (“PS Spine”), Bears Holding Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Holdco”), and Bears Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Merger Sub”), and (ii) the preparation of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy and Consent Solicitation Statement/Prospectus (the “Proxy Statement/Prospectus”), as amended through the date hereof, filed with the Securities and Exchange Commission (the “Commission”). This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement. Unless otherwise indicated, each capitalized term used but otherwise not defined herein has the meaning ascribed to it in the Master Transaction Agreement.

Pursuant to the Master Transaction Agreement, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Holdco (the “Merger”) and the Member will contribute 100% of the equity interests in Paradigm Spine, LLC, a Delaware limited liability company and a wholly owned subsidiary of PS Spine to Holdco (the “Contribution”).

In connection with this opinion letter, we have examined the Master Transaction Agreement and the Registration Statement (including the Proxy Statement/Prospectus) (collectively, the “Transaction Documents”), and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion, including, but not limited to, certain representation letters received by us from each of the Company, Holdco and PS Spine (the “Tax Certificates”). In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and delivery of the Transaction Documents, the enforceability of the Transaction Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

RTI Surgical, Inc.

January 18, 2019

the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion letter, we have assumed, with your permission, (i) that the Transaction will be consummated in the manner described in the Transaction Documents and the Tax Certificates, and none of the material terms and conditions of the Transaction Documents have been or will be waived or modified, (ii) the statements set forth in the Transaction Documents and the Tax Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, (iii) any such statements made in the Transaction Documents and the Tax Certificates qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter, in each case as if made without such qualification, and (iv) there are no documents or understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Transaction Documents and the Tax Certificates. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Master Transaction Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the statements referred to above, which we have assumed will be true as of the Effective Time and thereafter. No assurance can be given as to the effect on the opinion set forth below if any of the foregoing assumptions is or becomes inaccurate.

Based upon and subject to the foregoing, and subject to the assumptions and qualifications set forth herein and in the Registration Statement (including the Proxy Statement/Prospectus), we are of the opinion that, under current U.S. federal income tax law (i) (a) the Merger and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code or (B) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the statements contained in the Proxy Statement/Prospectus under the headings “Risk Factors — If the Merger and the Contribution, taken together, do not qualify as a transaction described in Section 351 of the Code (or, in the case of the RTI stockholders, if the Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code), RTI stockholders may recognize substantial gain as a result of the Merger or the Contribution and may be required to pay substantial incremental U.S. federal income taxes, and PS Spine may recognize substantial additional gain as a result of the Contribution, in the taxable year in which the Merger and Contribution occur” and “The Transaction – Material U.S. Federal Income Tax Consequences – United States Federal Income Tax Consequences to U.S. Holders of RTI Shares,” to the extent they constitute matters of U.S. federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders of Company shares.

RTI Surgical, Inc.

January 18, 2019

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above.

This opinion is based upon the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. It should be noted that the Code, Treasury Regulations, administrative and judicial interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Any change in any of the authorities upon which our opinion is based, or any variation or difference in any facts from those set forth or assumed herein, could affect our conclusion herein. No assurance can be given that the Internal Revenue Service will agree with this opinion or that, if the Internal Revenue Service were to take a contrary position, such position would not ultimately be sustained by the courts.

This opinion letter is rendered only as of the date hereof and could be affected by changes in facts, circumstances, law or other events or developments that hereafter may occur or be brought to our attention. We assume no responsibility to advise you or any other person of any change, event or development.

This opinion letter is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger to U.S. holders of Company shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. Except as stated in this paragraph, this opinion letter may not be relied upon by any other person or entity for any purpose without our prior written consent.

Very truly yours,

/s/ Sidley Austin LLP